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                                                                    EXHIBIT 99.1


            NETRIX CORPORATION AND OPENROUTE NETWORKS SHAREHOLDERS
                      APPROVE INFORMATION OF NX NETWORKS
     --NEW COMPANY TO LEAD IN BURGEONING SECURE INTERNET TELEPHONY MARKET--


HERNDON, VA, AND WESTBORO, MA, DECEMBER 22, 1999 - Leaders in Internet telephony Voice over Internet Protocol (VoIP) and Virtual Private Networking (VPN), NETRIX Corporation (NASDAQ: NTRX) and OpenRoute Networks, Inc. (NASDAQ: OPEN), today announced that shareholders of each company have voted to approve the merger of NETRIX and OpenROUTE at separate shareholders meetings. This approval concludes the merger transaction of the companies. The combined company will begin doing business as NX Networks (pronounced NEX) on December 23, 1999. NX Networks will trade under the NASDAQ symbol NTRX.

On September 30, 1999, NETRIX announced it had signed a definitive agreement to merge with OpenROUTE. The agreement received regulatory approval in November, and approval by a majority of NETRIX and OpenROUTE's shareholders in the two meetings held today.

"We have combined our award-winning technologies and experienced teams to lead the explosively growing IP telephony market, which is expected to soar to more than $10 billion by 2005 according to market researcher Frost & Sullivan," stated Steven T. Francesco, NX Networks Chairman and Chief Executive Officer. "We will deliver highly secure, `infrastructure agnostic' solutions that can handle both voice and data and be deployed over virtually any network."

Bryan R. Holley, President and Chief Operating Officer commented, "NX Networks will take leadership in the emerging VoVPN market by removing the "stumbling blocks" of Internet Telephony adoption, such as quality and security. Our first product, which we showed two weeks ago at CTI Expo is the 3000 Series, the industry's first VoVPN gateway router which combines superior voice quality with advanced VPN envryption, compression and authentication technology."

ABOUT NX NETWORKS

NX Networks combines two leaders in Internet Telephony and Virtual Private Networking (VPN) technology, NETRIX Corporation and OpenROUTE Networks, Inc. NX Networks corporate headquarters are located in Herndon, Virginia and Westboro, Massachusetts. Additional information can be found on the company's web site at WWW.NXNETWORKS.COM.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve a number of risks and uncertainties, including references to the success of new products and the transition between the sale of old products and the sale of new products.


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Readers are cautioned  that all  forward-looking  statement are subject to risks
and   uncertainties,   including,   without   limitation,   the  timing  of  new
announcements or introductions by the company and its competitors, the hiring and retention of key employees, competitive pricing pressures, the manufacturing
of  products,   the  need  for  capital,   dependence   on  third   parties  for
manufacturing, components and products, general economic conditions in the United States and international markets, and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.




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